Exhibit 23.2

We consent to the incorporation by reference in this Registration Statement of Cinedigm Corp. on Form S-1 to be filed on or about October 12, 2021, of our report dated July 29, 2021, on our audits of the consolidated financial statements as of March 31, 2021 and 2020 and for each of the years in the two-year period ended March 31, 2021, which report was included in the Annual Report on Form 10-K filed July 30, 2021. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
October 12, 2021